Exhibit 99.1

NEVADA GOLD TO RECEIVE $4.6 MILLION IN SETTLEMENT OF
AMERICAN HERITAGE LAWSUIT

HOUSTON, April 16, 2008 - Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced it has entered into a settlement agreement totaling $4.6 million with American Heritage, Inc. (d/b/a/ The Gillmann Group), Nevada Gold’s former joint venture partner in Route 66 Casinos, LLC, and Frederick C. Gillmann.

Under the terms of the settlement and release, Nevada Gold will receive $1.0 million by May 1, 2008 and $1.3 million by May 31, 2008. The remaining $2.3 million is to be received no later than April 15, 2010.

Robert Sturges, Chief Executive Officer of Nevada Gold & Casinos, Inc., commented, “We are pleased to have reached this settlement agreement with American Heritage and Frederick Gillmann. With our lawsuit against these parties behind us, we look forward to focusing on the growth initiatives that we have been implementing to position Nevada Gold for the future.”

About Nevada Gold & Casinos
Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado and California. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company recently reached an agreement to acquire the Horizon Casino Hotel in Vicksburg, Mississippi. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for the Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com

CONTACT:	Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200